Exhibit 99.1

July 7, 2016

To: Sheri Brumm

Re: Promotion to SVP, CFO

Ultra Clean Holdings, Inc. (the "Company" or "UCT") is pleased to offer you the regular, full time position of SVP, Chief Financial Officer (CFO).

Base Salary. Your annual base rate will be $300,000.00, effective on July 30, 2016 and payable bi-weekly in accordance with our regular payroll practices and in accordance with all applicable state and federal laws.

Management Bonus. You will be eligible for the management bonus plan which includes an initial target payout of 75% of your base salary on an annualized basis. This is subject to change with new executive compensation programs approved by the Board of Directors, all payouts will be based on performance factors determined by the Board of Directors. Your bonus payout for Q3’ 2016 will be prorated; 1/3 @40% and 2/3 @75%.

Restricted Stock Units – Promotion. On July 29, 2016, you will be granted a promotional award of restricted stock units of Ultra Clean Holdings, Inc. (the “RSU Award”) with an approximate value of $ 750,000.00 not to exceed 150,000 shares. The vesting schedule is 3 years; 1/3 of the award will vest upon each anniversary of the date of the grant, subject to the terms and conditions of UCT’s Amended and Restated Stock Incentive Plan.

Employment. Employment with UCT is “at will” meaning either you or the Company may terminate the employment relationship at any time, with or without cause.

Severance Benefits. In the event your employment is terminated by the Company without Cause or by you for Good Reason, then, subject to your compliance with the terms and conditions of the Company's Severance Benefits for Executive Officers policy, as amended from time to time (the "Severance Policy"), you will be eligible to receive the severance benefits set forth in the Executive Severance Policy (attached) .

Change in Control Severance Agreement.  You and the Company will enter into a Change in Control and Severance Agreement in the form enclosed herewith.

Please sign and date this promotion offer and return a copy to me no later than July 7, 2016 together with the signed Change in Control document.

We are extremely excited about your promotion, and each and every one of us is looking forward to working with you in your new role.

26462 Corporate Avenue, Hayward, CA 94545

Sincerely,

/s/ Jim Scholhamer

Jim Scholhamer,

CEO

Offer Acceptance:

/s/ Sheri Brumm	July 7, 2016
Sheri Brumm	Date

26462 Corporate Avenue, Hayward, CA 94545